                                                                   EXHIBIT (h)


                               February 8, 1995


Dear Stockholder:

                 I am pleased to report that on February 3, 1995, Club Car, Inc. entered into a merger agreement with Clark Equipment Company and one of its subsidiaries that provides for the acquisition of Club Car by Clark at a price of $25.00 per share in cash. Under the terms of the proposed transaction, a Clark subsidiary is today commencing a tender offer for all outstanding shares of Club Car common stock at $25.00 per share.

                 YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE CLARK OFFER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF CLUB CAR STOCKHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL CLUB CAR STOCKHOLDERS ACCEPT THE CLARK OFFER AND TENDER THEIR SHARES TO CLARK.

                 Following the successful completion of the tender offer, upon approval by the required stockholder vote, the Clark subsidiary will be merged with Club Car and all shares not purchased in the tender offer will be converted into the right to receive $25.00 per share in cash in the merger.

                 In arriving at its recommendations, the Board of Directors gave careful consideration to a number of factors. These factors included the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, financial advisor to Club Car, that the consideration of $25.00 per share to be received by the stockholders pursuant to the Clark offer and the merger is fair to Club Car stockholders from a financial point of view.

                 Accompanying this letter is a copy of the Company's Solicitation/Recommendation Statement on Schedule 14D-9. Also enclosed is Clark's Offer to Purchase and related materials, including a Letter of Transmittal for use in tendering shares. We urge you to read the enclosed materials carefully. The management and directors of Club Car thank you for the support you have given the Company.

                 On behalf of the Board of Directors,

                                       Sincerely,

                                       /s/ George H. Inman

                                       George H. Inman
                                       Chairman and
                                       Chief Executive Officer